Exhibit 5.1

January 11, 2019

Sentinel Energy Services Inc.

700 Louisiana Street, Suite 2700

Houston, Texas 77002

Re: Sentinel Energy Services Inc. Post-Effective Amendment No. 1 to Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Sentinel Energy Services Inc., a Delaware corporation (the “Company”), which, prior to changing its jurisdiction of incorporation to the State of Delaware (the “Domestication”), was a Cayman Islands exempted company, in connection with Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-4, initially filed with the Securities and Exchange Commission (the “Commission”) on November 14, 2018, as amended and supplemented through the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the Domestication.

On December 28, 2018 (the “Effective Date”), the Company changed its jurisdiction of incorporation by effecting a deregistration under Article 206 of the Cayman Islands Companies Law and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication (the “Certificate of Domestication”) and a Certificate of Incorporation (as defined below), in each case, in respect of the Company with the Secretary of State of the State of Delaware (the “DE Secretary of State”). The Domestication was approved by the shareholders of the Company. In this opinion, we refer to the Company prior to the effectiveness of the Domestication as “Sentinel Cayman.”

On the Effective Date, each of Sentinel Cayman’s then issued and outstanding Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), and Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”), automatically converted by operation of law, on a one-for-one basis, into shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) of the Company, respectively. Similarly, each of Sentinel Cayman’s then outstanding units (the “Units”) and warrants (the “Warrants”) became units of the Company and warrants to acquire the corresponding shares of Class A Common Stock, respectively. No other changes were made to the terms of any outstanding warrant as a result of the Domestication.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Certificate of Domestication; (iii) the Certificate of Incorporation of the Company filed with the DE Secretary of State on December 28, 2018 (the “Certificate of Incorporation”); (iv) the Bylaws adopted by the Company in connection with the Domestication; (v) the Warrant Agreement, dated November 2, 2017, between the Company and Continental Stock Transfer & Trust Company; and (vi) the Specimen Unit Certificate of the Company.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including with respect to the filing procedure for effecting a domestication under Section 388 of the DGCL.

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In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

1. Prior to effecting the Domestication, Sentinel Cayman’s shareholders approved the Domestication in compliance with the applicable laws of the Cayman Islands and in accordance with Sentinel Cayman’s organizational documents; and

2. All other necessary action was taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication were obtained.

Based upon and subject to the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. Upon the filing of the Certificate of Domestication simultaneously with the Certificate of Incorporation with the DE Secretary of State, the Domestication became effective and the Company continued as a corporation incorporated under the laws of the State of Delaware.

2. Upon effectiveness of the Domestication, the issued and outstanding Class A Ordinary Shares automatically converted by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of Class A Common Stock.

3. Upon effectiveness of the Domestication, the issued and outstanding Class B Ordinary Shares automatically converted by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of Class B Common Stock.

4. Upon effectiveness of the Domestication, each issued and outstanding Warrant became a valid and binding obligation of the Company, enforceable against it in accordance with the terms of the Warrants.

5. Upon effectiveness of the Domestication, each outstanding Unit became a valid and binding obligation of the Company, enforceable against it in accordance with the terms of the Units.

The opinions expressed herein are based upon and limited to the laws of the State of New York and the DGCL (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinions expressed herein that are based on the laws of the State of New York are limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP